Exhibit 99.2

Ocera Therapeutics, Inc.

Q1 Earnings Conference Call

Thursday, May 8, 2014 5:00 PM Eastern Time

Linda Grais, Chief Executive Officer

Jeri Hilleman, Chief Financial Officer

Franck Rousseau, Chief Medical and Development Officer

OPERATOR:

Welcome to Ocera Therapeutics First Quarter Earnings Conference Call. This call is being webcast live on the events page of the investors section of Ocera’s website at www.ocerainc.com. This call is the property of Ocera and any recording, reproduction or transmission of this call without the expressed written consent of Ocera is strictly prohibited. You may listen to a webcast replay of this call by going to the Investors section of Ocera’s website. After today’s presentation, there will be an opportunity to ask questions. Until then, all participants will be in listen-only mode. Should you need assistance, please signal a Conference Specialist by pressing the star key followed by zero. I would now like to turn the conference over to Jeri Hilleman, Ocera’s Chief Financial Officer. Please go ahead.

JERI HILLEMAN:

Good afternoon. Thank you for joining us to discuss highlights of Ocera’s first quarter financial results as well as our progress and outlook. With me today are Linda Grais our Chief Executive Officer and Franck Rousseau our Chief Medical and Development Officer.

The current report on Form 8-K furnished with respect to our press release will be available on our website as well as on the SEC’s website at sec.gov.

We will provide certain forward-looking statements about events and circumstances that have not yet occurred, including projections of our clinical trial activity and cash usage for 2014 and beyond. These statements are based on management’s current expectations and actual results and future events may differ materially due to risks and uncertainties, including those detailed in the company’s recent SEC filings and the Risk Factors section of Ocera’s 2013 annual report on Form 10-K filed with the SEC on March 18, 2014.

Ocera disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise. Please refer to Ocera’s SEC filings for detailed discussions of the relevant risks and uncertainties. I will now turn the call over to Linda Grais.

LINDA GRAIS:

Thank you, Jeri. Good afternoon and thank you all for joining us today. We appreciate this chance to update you on our progress with our Phase 2b trial of OCR-002, as well as the investigator sponsored Phase 2A studies and a recent management addition.

The Phase 2b trial underway is a randomized double-blind, controlled study of OCR-002 for the treatment of acute hepatic encephalopathy. This trial will evaluate safety, efficacy and pharmacokinetics of OCR-002 in hospitalized patients with liver cirrhosis and an acute episode of HE. The primary endpoint for the trial is time to meaningful clinical improvement of HE symptoms in treated patients compared to placebo patients.

We enrolled the first patient in the trial in January of this year. Based on our observations regarding the rate of patient enrollment, we modified our protocol in March to expand the range of patients that can be included in the trial as well as to simplify some of the logistical aspects of patient assessment. At this point, we have activated 37 of our approximately 50 planned U.S. sites and are moving forward to open sites in Europe later in the year.

Since our last quarterly call, we have also amended the protocol to increase drug dosage from 10 to 20 grams per day. At the start of the trial, we based our dosage on our Phase 1 study in healthy volunteers and stable or compensated cirrhotics. Recently, we were able to obtain samples from our investigator-sponsored phase 2a studies and performed pharmacokinetic analyses of our drug in decompensated patients, which better represent the target patient population for our study. Based on this PK data, we decided to increase our dose in the Phase 2b trial to optimize drug exposure in the target patient population.

As we roll out these protocol amendments, while acknowledging that it is still early and the numbers are small, we are encouraged by the increase in the number of successfully randomized patients. At this point, we believe the protocol amendments are on track and rolling out well. We expect to enroll 140 patients in the trial with an interim analysis occurring after approximately 70 patients are enrolled. We continue to expect completion of patient enrollment in mid-2015.

In addition to our Phase 2b study, the two investigator-sponsored Phase 2a studies continue to advance. One study is an open-label NIH sponsored study of OCR-002 in patients with acute liver failure. The other is the second phase of a two part trial in Spain, which is a double-blind, placebo-controlled study evaluating the administration of OCR-002 on ammonia levels in patients with upper GI bleed. The latter study in Spain has currently enrolled 33 out of 38 patients. The NIH study is expanding to five additional centers and will be enrolling patients with acute liver failure from all causes, not just acetaminophen poisoning. They have enrolled thirteen patients thus far, and all patients have recovered.

We are also developing an oral form of OCR-002 for treatment of chronic HE. We are currently focusing on developing prototype formulations for further animal testing in order to select a dosing form to take into human Phase 1 studies.

Finally, I’m pleased to note that we have added Gaurav Aggarwal to our team as Chief Business Officer. Gaurav is an MD who has worked extensively in the life sciences industry, most recently as a health care investor and has deep familiarity with liver disorders including hyperammonemia and HE. We are delighted that Gaurav has joined the company to help us work through our strategic and partnering strategy as we look to deliver increasing shareholder value.

Let me now turn the call over to Jeri for a brief discussion of our recent financials as well as our financial outlook.

JERI HILLEMAN:

Thank you, Linda. During the first quarter we completed the license of our MATCH™ technology to Genentech and Roche, for which we received payments totaling $4 million. The MATCH™ assets and these associated payments are part of our discontinued Canadian operations. So accordingly, we recorded a first quarter net income from discontinued operations of $1.1 million. This net income offset our net loss from continuing operations of $5.2 million, resulting in an aggregate net loss for the quarter of $4.1 million.

We ended the first quarter with $43.1 million in cash, cash equivalents and investments, and remain on track with our previously stated guidance for a net use of cash during 2014 of approximately $30 million. Based on the current trial design and timing guidelines, we believe that we have sufficient cash to cover operations through completion of the Phase 2b trial.

Linda, I’m now turning the call back to you.

LINDA GRAIS:

We are very excited about the potential for OCR-002, both in patients with acute HE and chronic cirrhosis, as well as patients with acute liver failure from other causes. We are encouraged by our preliminary enrollment results and we continue to expect to complete patient enrollment by mid-2015.

Acute HE remains a serious neurologic disorder with no FDA-approved treatment and we believe that OCR-002 has the potential to serve that need.

This concludes our prepared remarks this afternoon. Andrew, would you please open the line for questions?

OPERATOR:

Yes. We will now begin the question and answer session. To ask a question you may press * then 1 on your touch tone phone. If you are using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press * then 2. At this time we will pause momentarily to assemble our roster.

Once again if you have a question, please press * then 1 on a touch tone phone. The first question comes from Stephen Willey of Stifel, please go ahead.

PRAHAR RAMA:

Hi this is Prahar Rama for Steve. Thanks for taking my question. Just wanted to know when might see data from NIH study or the Spanish study and what’s the possible potential venue for those data presentations? Thank you.

LINDA GRAIS:

Hi Prahar, how are you? Thank you for calling in. The Spanish study currently has five patients to complete the enrollment and then they will need to analyze the data and report the results. We don’t control the study and we don’t have the time table at this point, but we hope that they will complete by the end of the year and present results at one of the large liver meetings in the spring or the fall of next year. Regarding the NIH trial, they just passed the mid-point in recruitment. As you may have heard in the past, there is an initial cohort of twelve patients with normal renal function that is now fully enrolled. The second cohort of patients with compromised renal function now has one patient enrolled. Again, we don’t control this. We believe that they will present the results after the trial has been completed.

PRAHAR RAMA:	Okay. Thank you.

OPERATOR:	The next question comes from Edward Nash of Cowan and Company. Please go ahead.

JOON LEE:

Hey guys. Congrats on the data. Actually this is Joon Lee dialing in for Edward. The NIH study where all the patients recovered is highly encouraging. So, are these purely acute HE patients or does this also include any patients with acute HE on chronic liver cirrhosis or any liver impairment?

LINDA GRAIS:	These are all acute liver failure or acute liver injury patients who do not have chronic cirrhosis.

EDWARD NASH:	Okay and so what is sort of the prevalence of ALF patients?

LINDA GRAIS:	They’re approximately 2000 reported cases of ALF per year in the U.S. The number of cases of ALI or acute liver injury is significantly larger; it’s around 50,000 per year in the U.S.

EDWARD NASH:	Gotcha. And I understand that the 140 patient data is expected in mid-2015, but they’re also planning for an interim data report at 50 patient enrollment. Do you know when that might happen?

LINDA GRAIS:	We don’t have any date or timeline for that. The interim analysis will occur, we believe, after approximately 70 patients have been enrolled.

EDWARD NASH:	Okay. Gotcha. Thank you.

OPERATOR:

Once again if you have a question, please press * then 1 on a touch-tone phone. Seeing that there are no other questions this concludes our question and answer session. I would like to turn the conference back over to Dr. Linda Grais for any closing remarks.

LINDA GRAIS:	Thank you all for joining the call. We appreciate your interest and we look forward to updating you on our progress in the future.

OPERATOR:	Thank you. This concludes the conference. You may now disconnect your line. Thank you.